Exhibit 99.1

Ur-Energy Releases 2018 Year End Results

Littleton, Colorado (PR Newswire – March 1, 2019) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2018, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, Jeff Klenda said of the Company’s 2018 performance: “I am pleased to advise that, during 2018, we generated $11.3 million in gross profits, reported positive earnings of $0.03 per share, and built our inventory position to over 375,000 pounds of finished, ready to sell, product. We achieved these results while at the same time maintaining a perfect safety record of no lost-time accidents at Lost Creek. Our people made this all possible through their dedication and hard work, and I would like to express my thanks for their many contributions.

“These accomplishments are even more notable in the current uranium market. Our Company has distinguished itself throughout these challenging times by focusing on the often forgotten, but true measures of business performance, such as receiving the highest value from our contractual commitments while keeping our cash operating costs as low as reasonably possible. All the while, we have maintained our Lost Creek assets and retained our core technical and management staff. With initial development costs of approximately $14 million and no significant capital expenditures, these measures also provide us with the operational leverage for an efficient and low-cost ramp-up at Lost Creek when market conditions improve or there is a successful outcome to the Section 232 trade action.”

Financial Results

The Company ended the year with a cash and cash equivalents balance of $6.4 million. We recognized a gross profit of $11.3 million on sales of $23.5 million during 2018, which represents a gross profit margin of approximately 48%. The Company realized an average price per pound sold of $48.86, as compared to $49.09 in 2017. The decrease was primarily due to one small, tax-driven, spot sale made in early 2018. Our average cost per pound sold for the year was $24.76, as compared to $27.95 in 2017.

We recorded $1.3 million of income from operations after deducting total operating expenses of $10.0 million, which included exploration and evaluation expenses, development expenses and general and administrative expenses. After recording other income and expenses, the net income before income taxes for the year was $4.5 million, as compared to net income before incomes taxes of $0.1 million in 2017. As at February 27, 2018, our unrestricted cash position was $6.4 million.

Lost Creek Operations

During 2018, 302,164 pounds of U3O8 were captured within the Lost Creek plant. A total of 286,358 pounds were packaged in drums and 287,873 pounds of the drummed inventory were shipped to the conversion facility where 10,000 produced pounds were sold on the spot market. The cash cost per pound and non-cash cost per pound for produced uranium presented in the following Production and Production Costs and Sales and Cost of Sales tables are non-US GAAP measures. These measures do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. We have restated the cost of uranium sales in 2017 and the related costs per pound to exclude the lower of cost or net realizable value (“NRV”) adjustments made during that year to provide better comparisons to the current year. There were no changes to the financial statements for 2017. Please see the tables below for reconciliations of these measures to the US GAAP compliant financial measures.

Production and sales figures for the Lost Creek Project are as follows:

Production and Production Costs	Unit	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2018

Pounds captured	lb	48,304	80,604	89,209	84,047	302,164
Ad valorem and severance tax	$000	$30	$81	$133	$179	$423
Wellfield cash cost (1)	$000	$459	$422	$516	$671	$2,068
Wellfield non-cash cost (2)	$000	$400	$400	$400	$403	$1,603
Ad valorem and severance tax per pound captured	$/lb	$0.62	$1.00	$1.49	$2.13	$1.40
Cash cost per pound captured	$/lb	$9.50	$5.24	$5.78	$7.98	$6.84
Non-cash cost per pound captured	$/lb	$8.28	$4.96	$4.48	$4.79	$5.31

Pounds drummed	lb	53,654	78,441	74,302	79,961	286,358
Plant cash cost (3)	$000	$1,154	$1,109	$1,230	$1,226	$4,719
Plant non-cash cost (2)	$000	$484	$485	$493	$492	$1,954
Cash cost per pound drummed	$/lb	$21.51	$14.14	$16.57	$15.33	$16.48
Non-cash cost per pound drummed	$/lb	$9.02	$6.18	$6.64	$6.15	$6.82

Pounds shipped to conversion facility	lb	67,040	72,902	74,416	73,515	287,873
Distribution cash cost (4)	$000	$47	$36	$34	$19	$136
Cash cost per pound shipped	$/lb	$0.70	$0.49	$0.46	$0.26	$0.47

Pounds purchased	lb	-	-	100,000	370,000	470,000
Purchase costs	$000	$-	$-	$2,225	$9,251	$11,476
Cash cost per pound purchased	$/lb	$-	$-	$22.25	$25.00	$24.42

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight-line basis, so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the pounds prior to sale.

In total, wellfield, plant and distribution cash costs were very consistent quarter on quarter during 2018. The respective cash costs per pound increased overall during the year primarily driven by decreasing levels of production. The more significant increase in cash and non-cash costs per pound in Q4 was driven by lower quarterly production, which is a typical result as a mine matures and older operating patterns, particularly in MU1, remain in the flow regime.

Sales and cost of sales for the Lost Creek Project are as follows:

Sales and cost of sales	Unit	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2018

Pounds sold	lb	-	-	100,000	380,000	480,000
U3O8 sales	$000	$-	$-	$3,790	$19,663	$23,453
Average contract price	$/lb	$-	$-	$37.90	$52.50	$49.39
Average spot price	$/lb	$-	$-	$-	$23.75	$23.75
Average price per pound sold	$/lb	$-	$-	$37.90	$51.74	$48.86

U3O8 cost of sales (1)	$000	$-	$-	$2,225	$9,659	$11,884
Ad valorem and severance tax cost per pound sold	$/lb	$-	$-	$-	$1.66	$1.66
Cash cost per pound sold	$/lb	$-	$-	$-	$25.37	$25.37
Non-cash cost per pound sold	$/lb	$-	$-	$-	$13.77	$13.77
Cost per pound sold - produced	$/lb	$-	$-	$-	$40.80	$40.80
Cost per pound sold - purchased	$/lb	$-	$-	$22.25	$25.00	$24.42
Average cost per pound sold	$/lb	$-	$-	$22.25	$25.42	$24.76

U3O8 gross profit	$000	$-	$-	$1,565	$10,004	$11,569
Gross profit per pound sold	$/lb	$-	$-	$15.65	$26.33	$24.10
Gross profit margin	%	0.0%	0.0%	41.3%	50.9%	49.3%

Ending Inventory Balances
Pounds
In-process inventory	lb	9,134	14,588	43,733	28,937
Plant inventory	lb	7,559	20,944	15,391	15,504
Conversion facility inventory	lb	375,803	308,762	233,712	159,296
Total inventory	lb	392,496	344,294	292,836	203,737

Total cost
In-process inventory	$000	$160	$359	$518	$416
Plant inventory	$000	$345	$665	$548	$538
Conversion facility inventory	$000	$14,187	$11,143	$8,738	$6,044
Total inventory	$000	$14,692	$12,167	$9,804	$6,998

Cost per pound
In-process inventory	$/lb	$17.52	$24.61	$11.84	$14.38
Plant inventory	$/lb	$45.64	$31.75	$35.61	$34.70
Conversion facility inventory	$/lb	$37.75	$36.09	$37.39	$37.94

Note:

1.	Costs of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Costs table) adjusted for changes in inventory values but excludes the lower of cost or NRV adjustments as the adjustments do not correspond with the timing of the sales of produced inventory.

There were no pounds sold in Q4. For the year, we sold 480,000 pounds, of which 470,000 were sold under term contracts at an average price per pound of $49.39 and 10,000 pounds were sold at a spot price of $23.75 per pound. Total uranium sales were $23.5 million at an average price per pound of $48.86. The 10,000 pounds sold at the spot rate were the only sales from produced inventory for the year.

For the year, our uranium cost of sales totaled $11.9 million and was comprised of $11.5 million of purchase costs and $0.4 million of production costs. In 2018, we purchased 470,000 pounds at an average price of $24.42 per pound, which were all sold into our term contracts. In 2018, we sold 10,000 pounds from production. The average cost per pound sold from production was $40.80, as compared to $41.08 in 2017.

The gross profit from uranium sales for 2018 was $11.6 million, which represents a gross profit margin of approximately 49%. This compares to a gross margin of $16.5 million or 43% in 2017.

At the end of the year, we had approximately 375,803 pounds of U3O8 at the conversion facility at an average cost per pound of $37.75. The following table shows the average cost per pound of the conversion facility inventory.

Ending Conversion Facility Inventory Cost Per Pound Summary	Unit	31-Dec-18	30-Sep-18	30-Jun-18	31-Mar-18
Ad valorem and severance tax cost per pound	$/lb	$1.52	$1.60	$1.73	$1.66
Cash cost per pound	$/lb	$23.85	$22.83	$23.66	$23.88
Non-cash cost per pound	$/lb	$12.38	$11.66	$12.00	$12.40
Total cost per pound	$/lb	$37.75	$36.09	$37.39	$37.94

Generally, the cost per pound in ending inventory at the conversion facility decreased during the year as compared to the ending cost per pound in 2017. The decrease was directly related to the higher production figures and lower production costs in 2018 in combination with the lower of cost or net realizable value adjustments recorded during the year.

Reconciliation of Non-GAAP sales and inventory presentation with US GAAP statement presentation

As discussed above, the cash costs, non-cash costs and per pound calculations are non-US GAAP measures we use to assess business performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2018

Sales per financial statements	$000	$14	$3	$3,807	$19,672	$23,496
Less disposal fees	$000	$(14)	$(3)	$(17)	$(9)	$(43)
U3O8 sales	$000	$-	$-	$3,790	$19,663	$23,453

Pounds sold - produced	lb	-	-	-	10,000	10,000
Pounds sold - purchased	lb	-	-	100,000	370,000	470,000
Total pounds sold	lb	-	-	100,000	380,000	480,000

Average price per pound sold	$/lb	$-	$-	$37.90	$51.74	$48.86

Total Cost Per Pound Sold Reconciliation[1]	Unit	2018 Q4	2018 Q3	2018 Q2	2018 Q1	2018

Cost of sales per financial statements		$50	$170	$2,225	$9,758	$12,203
Less adjustments reflecting the lower of cost or NRV		$(50)	$(170)	$-	$(99)	$(319)
U3O8 cost of sales		$-	$-	$2,225	$9,659	$11,884

Ad valorem & severance taxes	$000	$30	$81	$133	$179	$423
Wellfield costs	$000	$859	$823	$916	$1,074	$3,672
Plant and site costs	$000	$1,638	$1,594	$1,723	$1,718	$6,673
Distribution costs	$000	$47	$36	$34	$19	$136
Inventory change	$000	$(2,574)	$(2,534)	$(2,806)	$(2,582)	$(10,496)
Cost of sales - produced	$000	$—	$—	$—	$408	$408
Cost of sales - purchased	$000	$—	$—	$2,225	$9,251	$11,476
Total cost of sales	$000	$—	$—	$2,225	$9,659	$11,884

Pounds sold produced	lb	—	—	—	10,000	10,000
Pounds sold purchased	lb	—	—	100,000	370,000	470,000
Total pounds sold	lb	—	—	100,000	380,000	480,000

Average cost per pound sold - produced	$/lb	$-	$-	$-	$40.80	$40.80
Average cost per pound sold - purchased	$/lb	$-	$-	$22.25	$25.00	$24.42
Total average cost per pound sold	$/lb	$-	$-	$22.25	$25.42	$24.76

Note:

1.	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in our filing. The cash and non-cash cost components are identified in the above production cost table. It excludes the lower of cost or NRV adjustments as the adjustments do not correspond with the timing of the sales of produced inventory.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

The following table summarizes the results of operations for the years ended December 31, 2018 and 2017 (in thousands of U.S. dollars):

	Year ended December 31,
	2018	2017
	$	$

Sales	23,496	38,368
Cost of sales	(12,203)	(24,401)
Gross profit	11,293	13,967
Exploration and evaluation expense	(2,431)	(2,623)
Development expense	(1,654)	(4,340)
General and administrative expense	(5,393)	(5,090)
Accretion expense	(508)	(527)
Net profit from operations	1,307	1,387
Net interest expense	(1,002)	(1,377)
Warrant mark to market gain	581	-
Loss from equity investment	(5)	(5)
Foreign exchange gain (loss)	43	(50)
Other income	3,610	121
Net income	4,534	76

Income per share – basic	0.03	-

Income per share – diluted	0.03	-

Revenue per pound sold	48.86	49.09

Total cost per pound sold	24.76	27.95

Gross profit per pound sold	24.10	21.14

Guidance for 2019

Although the average spot price per pound of U3O8, as reported by UxC, LLC and TradeTech, LLC, increased approximately 17% from $23.75 in December 2017 to about $27.75 per pound in December 2018, market fundamentals have not changed sufficiently to warrant further development of MU2.

In response to this persistently weak uranium market, we took aggressive measures in 2017 and 2018, and will again do so in 2019. In 2017, we deliberately slowed development activities at MU2, reduced costs, focused on enhancing production efficiencies from our operating MU1 HHs and complemented our production with cost effective purchases of uranium. In 2018, we implemented further cost reductions, purchased 100% of the uranium necessary to meet our 2018 contractual commitments, and increased our ending inventory position from 130 thousand pounds to 392 thousand pounds. For 2019, we have suspended further MU2 development activities, implemented further cost reductions, and secured purchase contracts for 100% of our 2019 delivery obligations.

We expect to sell 500,000 pounds under term contracts at an average price of approximately $49 per pound in 2019. We have corresponding purchase contracts in place for all 500,000 pounds at an average cost of approximately $26 per pound. We expect our gross profit in 2019 to be approximately $11.5 million from the sale of purchased product, which represents a cash-basis gross profit margin of between 45% and 50%. We are not currently forecasting any spot sales in 2019 at this time; we may, however, choose to sell additional produced product depending on market conditions.

We currently have over 375,000 pounds of finished, ready-to-sell, product inventory in storage at the conversion facility. The value of the product at today’s $27.85 average spot price is approximately $10.4 million. Production from our operating MU1 and MU2 HHs, expected to be between 75,000 and 100,000 pounds, will be used to further build our inventory position of finished, ready-to-sell, product at the conversion facility. We intend to hold this inventory to satisfy our remaining contractual sales obligations of 415,000 pounds at an average sales price of $47 per pound, the majority of which are scheduled to be sold in 2020. The inventoried pounds, or the in-the-money contracts themselves, can readily be converted to cash on an as-needed basis.

Operating costs in 2019 are expected to be lower than 2018 because of the suspended MU2 development activities. Other costs including capital expenditures and loan repayments will be similar to 2018.

As at February 27, 2019, our unrestricted cash position was $6.4 million. Given our current cash resources, inventory position, contracted sales positions, and expected margins, we do not anticipate the need for additional funding in the near term unless it is advantageous to do so.

The actions we have taken, together with our current cash, inventory, and sales contract positions, will give the Company the additional flexibility necessary to quickly react to changing market conditions and easily re-start development activities in MU2 when warranted. With future development and construction in mind, the staff who were retained had the greatest level of experience and adaptability allowing for an easier transition back to full operations. Lost Creek operations could increase production rates in as little as six months following a go decision simply by developing additional header houses within the fully-permitted MU2. Development expenses during this time are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs. Lost Creek does not require any significant capital expenditures in order to increase production. The Lost Creek plant has been very well maintained and is fully ready to receive additional flows for increased production when warranted.

As discussed above, the Company has contractual sales commitments of 500,000 pounds during 2019, at an average price of approximately $49 per pound. We have established the delivery schedule for those commitments and determined that an effective model for dealing with the current pricing environment is to continue production from our fully operational header houses in MU1 and MU2, build inventory, and purchase uranium at favorable cost-effective prices in order to meet our sales commitments. This operating strategy for Lost Creek will allow us to control production costs, minimize development expenditures, maximize cash flows and maintain the operational flexibility to respond to market conditions.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.5 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of 2019 production and the ability to meet our production targets; ability to readily restart development activities and otherwise quickly react to changing market conditions and at what cost; whether and when additional funding will be required; whether we reach our projected profit margins; the outcome of the Department of Commerce Section 232 investigation, including whether the Secretary of Commerce will make a recommendation to the President and the nature of the recommendation, whether the President will act on the recommendation and, if so, the nature of the action and remedy) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.